Exhibit 10.29

Summary of Non-Equity Compensation of Named Executive Officers as of October 31, 2008

The Board of Directors, upon the recommendation of its Compensation Committee, determines the compensation of the Chief Executive Officer and other executive officers of the Company, including individual elements of salary, bonus, incentive and equity compensation.  The annual base salary of each of the Company’s named executive officers as of October 31, 2008 is as follows:  Kenneth T. Hern, Chairman and Chief Executive Officer—$125,000; Jay Fillman, Chief Financial Officer (May 2008 until present)—$144,000; David Gullickson, Chief Financial Officer (January 2007 until May 2008)—$192,000; Fred Zeidman, Interim President—$180,000; Richard Talley, Chief Operating Officer—$125,000; Russell D. Sammons, Vice President of Marketing—$125,000.  David Gullickson, former Chief Financial Officer of the Company, resigned in May 2008, and J.D. McGraw, former President of the Company, resigned in September 2008.  Pursuant to Item 402(a)(3) of Regulation S-K, the “named executive officers” consist of all individuals serving as the registrant’s principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level; all individuals serving as the registrant’s principal financial officer or acting in a similar capacity during the last completed fiscal year (“PFO”), regardless of compensation level; the registrant’s three most highly compensated executive officers other than the PEO and PFO who were serving as executive officers at the end of the last completed fiscal year; and up to two additional individuals for whom disclosure would have been provided pursuant to the preceding clause but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last completed fiscal year.  Each executive officer is eligible to participate in such employee benefit plans as the Company may provide to employees generally.